EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-156427 and Registration Statement No. 333-171317 on Form S-8 of our report dated August 5, 2011, with respect to the statement of assets acquired and liabilities assumed and the related statement of net revenues and direct costs and operating expenses of the Norian Business, included in this Current Report (Form 8-K/A) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Ernst & Young LLP

Philadelphia, PA

August 5, 2011